REINSURANCE AGREEMENT

                             between

              TEXAS IMPERIAL LIFE INSURANCE COMPANY
                          HOUSTON, TEXAS

                   referred to as the "Company"

                                and

            HANNOVER LIFE REASSURANCE (IRELAND) LIMITED
                         Dublin, Ireland

                  referred to as the "Reinsurer"








                                             Treaty #CMC
                                               Co/Mod-co
                                                    Life



                            TABLE OF CONTENTS

                                 Articles

I.    BASIS OF REINSURANCE
II.   DURATION OF RISK
III.  PREMIUMS AND CONSIDERATIONS
IV.   BENEFIT PAYMENTS
V.    MOD-CO AND CO RESERVES
VI.   EXPERIENCE REFUND
VII.  ACCOUNTING AND SETTLEMENTS
VIII. RECAPTURE AND TERMINATION SETTLEMENTS
IX.   ARBITRATION
X.    INSOLVENCY
XI.   REPRESENTATIONS AND WARRANTS
XII.  GENERAL PROVISIONS
XIII. EXECUTION AND EFFECTIVE DATE

                               Schedules

   A.  POLICIES AND RISKS REINSURED
   B.  NOTICES
   C.  SEGREGATED ASSET ACCOUNT
   D.  LETTER OF CREDIT LANGUAGE

                               PREAMBLE

This Agreement is made and entered into by and between Texas Imperial Life Insurance Company (hereinafter referred to as the "Company") and Hannover Life Reassurance (Ireland) Limited (hereinafter referred to as the "Reinsurer").

The Company and the Reinsurer mutually agree to reinsure on the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement solely between the Company and the Reinsurer and performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance shall anyone other than the Company or the Reinsurer have any rights under this Agreement, and the Company shall be and remain solely liable to any insured, policyowner, or beneficiary under any policy reinsured hereunder.

                             ARTICLE I
                         BASIS OF REINSURANCE

1.01 Policies and Risks Reinsured. The Reinsurer agrees to indemnify, by means of indemnity reinsurance, and the Company agrees to reinsure with the Reinsurer, according to the terms and conditions hereof, the portion of the policies described in Schedule A hereto, which are in force on the Effective Date of this Agreement or which are thereafter placed in force while this Agreement is in effect. The intent of this Agreement is to pass all of the underlying risks assumed on the original policies, including the investment risk, to the Reinsurer without necessitating the Company to transfer the assets or their cash equivalents to the Reinsurer.

1.02 Coverage and Exclusions. Only those risks originally assumed by the Company under the life insurance policies referred to in Schedule A are eligible to be reinsured under this Agreement. For example, in the absence of specific language further limiting the Reinsurer's liability, the only benefits payable by the Reinsurer are the amount of benefits due and payable by the Company as of the specific accounting date to its policyholders.

1.03 Plan of Reinsurance. This indemnity reinsurance shall be on a combination of the coinsurance and modified coinsurance plan. The purpose of such combination is to allow the Company to retain control of the assets received from the original policyholder after expenses (the modified coinsurance portion), which in the early years of this Agreement will be less than the required statutory reserve for such policies; and to provide that the Reinsurer contribute the assets necessary to make up such difference between the modified coinsurance reserve and the required statutory reserve (the coinsurance portion) and to allow the Reinsurer to retain control of those assets.

                              ARTICLE II
                          DURATION OF RISK

2.01 Duration. This Agreement shall survive until the last benefit on the last policyholder has occurred and been settled under the terms contained herein, unless all of the policies reinsured hereunder have been otherwise recaptured by the Company or terminated by the Reinsurer, as specifically allowed for by this Agreement.

2.02 Reinsurer's Liability. The liability of the Reinsurer, with respect to any policy reinsured hereunder, will begin simultaneously with that of the Company, but not prior to the Effective Date of this Agreement. The Reinsurer's liability with respect to any policy reinsured hereunder will end on:

a) the date such policy is recaptured by the Company as specifically provided for and limited by this Agreement; or

b) the date the Company's liability on such policy is terminated under the terms of its policy with the policyholder; or

c) the date this Agreement is terminated by the Reinsurer as specifically provided for and limited by this Agreement; whichever is earliest.

2.03 Recapture by the Company. Policies reinsured under this Agreement are eligible for recapture, at the sole option of the Company, commencing with any calendar quarter after the Fourth (4th) quarter for which this treaty has been effective, provided the Company has provided the Reinsurer with at least Ninety (90) calendar days prior written notice of the Company's intent to effect recapture. In the event the Company elects to recapture only a percentage of the total policies reinsured or a percentage of each policy reinsured hereunder eligible for recapture, then such recapture shall apply to all policies so eligible. This last sentence is specifically intended to protect the Reinsurer from the Company selectively recapturing only those policies that it believes will not experience a claim leaving any "high risk" policyholders with the Reinsurer, thereby, ensuring the Reinsurer a loss exposure not originally intended by this Agreement, otherwise known as anti-selection. Payments required by the parties upon recapture by the Company are as defined in 8.04, "Special Cash Flow Settlements."

2.04 Termination by the Reinsurer. The Reinsurer shall only be allowed to terminate this Agreement, other than for reasons of a breach, fraud or misrepresentation as provided for and limited by this Agreement, should the Company, or its successor, fail to pay the reinsurance premiums or other considerations, due to the Reinsurer, as provided for in this Agreement. In addition to the considerations specifically termed "premium," nonpayment, through the netting against the gross benefit, of the release of the modified coinsurance reserve upon settlement of any such benefit as provided for by this Agreement shall constitute a non-payment of premium as envisioned by this paragraph. Payments required by the parties upon termination by the Reinsurer are as defined in 8.04, "Special Cash Flow Settlements."

                              ARTICLE III
                        PREMIUMS AND CONSIDERATIONS

3.01  Premiums and Considerations Payable by the Company:

a) Initial Premium. On the Effective Date of this Agreement, the
   Company agrees to pay the Reinsurer an initial premium equal to the gross statutory reserve on the portion of the policies reinsured hereunder, as of the Effective Date of this Agreement.

b) Reinsurance Premiums. The Company shall pay the Reinsurer a reinsurance premium, for each and every accounting period for the duration of this Agreement, on all policies in force under this Agreement in an amount equal to the gross premium collected by the Company, for such then current accounting period, on the portion of the policies reinsured hereunder.

c) Consideration for Decrease in Modified Coinsurance Reserve. The Company shall pay to the Reinsurer, for each and every accounting period for the duration of this Agreement, the amount by which the modified coinsurance reserve as defined in 5.01, in the aggregate, on the portion of the policies reinsured hereunder, has declined since the beginning of such then current accounting period, if any. The amount of such decrease for such then current accounting period shall be determined by subtracting the amount of the modified coinsurance reserve on the portion of the policies reinsured hereunder as of the end of the current accounting period; from the amount of the modified coinsurance reserve on the portion of the policies reinsured hereunder as of the end of the immediately preceding accounting period. Should such calculation result in a positive number, this shall be the amount of decrease for the current accounting period. Should the result of such calculation result in a negative result, the amount of decrease for the current accounting period shall be zero or none.

d) Consideration for Gross Investment Income. The Reinsurer will, in accordance with 3.02(b), return a portion of the initial consideration to the Company as an initial modified coinsurance adjustment. Under coinsurance the Reinsurer would have retained all of such moneys for his own account and enjoyed the investment income thereon to help defray the liabilities of the reinsured policies. However, under modified coinsurance the Reinsurer has allowed the Company to retain such assets but it is not the intent of the parties that the Reinsurer should be denied the investment income on such moneys. Therefore, the Company agrees to remit, for each and every accounting period for the duration of this Agreement, as part of the settlements to the Reinsurer, the investment income on such assets as provided for in the Segregated Asset Account as set forth in Schedule C attached hereto, and by this reference made a part hereof.

3.02  Return of Premium and Considerations Payable by the Reinsurer:

a) Initial Ceding Commission. On the execution date of this Agreement, the Reinsurer shall pay the Company an initial ceding commission in an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000). This payment represents two elements. First, it represents payment by the Reinsurer for the amount of acquisition costs that due to statutory accounting practice must be immediately expensed by the Company at the date of issue but which in reality have yet to be amortized from future premiums to still be collected by the Company. Secondly, it represents a reasonable consideration for the right to receive the future premiums for such reinsured policies.

b) Initial Modified Coinsurance Adjustment. Simultaneously with the payment by the Company to the Reinsurer of the initial premium described in 3.01(a), the Reinsurer will pay to the Company an initial modified coinsurance adjustment equal to the initial modified coinsurance reserve as defined in 5.01(a). This payment, by the Reinsurer, establishes this reinsurance as "modified" coinsurance. The Reinsurer is fully entitled to retain and invest the initial consideration on his own account but has forborne doing so and is allowing the Company to hold and invest such amount for his sole benefit. This payment is made conditionally upon the Company remitting such amount to a Segregated Asset Account in accordance with Schedule C. Failure to properly fund such Segregated Asset Account or maintain such account, as provided for herein, for the duration of this Agreement, shall have the effect of a material breach of this Agreement, allowing the Reinsurer to immediately terminate this Agreement as of the date of discovery of such breach and make such payments as provided for in 8.04 under the non-payment of premium doctrine, because, only if the Segregated Asset Account is properly funded and maintained will the Reinsurer be satisfied that the initial premium as defined in 3.01(a) has been paid.

c) Increase in the Modified Coinsurance Reserve. The Reinsurer shall pay to the Company, for each and every accounting period for the duration of this Agreement, the amount by which the modified coinsurance reserve as defined in 5.01, in the aggregate, on the portion of the policies reinsured hereunder, has increased since the beginning of such then current accounting period, if any. The amount of such increase for such then current accounting period shall be determined by subtracting the amount of the modified coinsurance reserve on the portion of the policies reinsured hereunder as of the beginning of the then current accounting period from the amount of the modified coinsurance reserve on the portion of the policies reinsured hereunder as of the end of the then current accounting period. Should such calculation result in a positive number, this shall be the amount of increase for the current accounting period. Should the result of such calculation result in a negative result, the amount of increase for the current accounting period shall be zero or none.

d) Renewal Commission Allowance. The Reinsurer shall reimburse the Company for the expenses it incurs from renewal commissions associated with the portion of the policies reinsured hereunder.

e) Administration Expense Allowance. The Reinsurer shall reimburse the Company for the expenses it incurs from the on-going costs of administration on the portion of the policies reinsured hereunder. Because the Reinsurer has the right to expect the Company to maintain reasonable controls over such expenses, in effect as his administrative agent for such policies, the Reinsurer will only reimburse these costs on a formula approach that approximates the actual reasonable administrative expenses of the Company. Such amounts shall be defined as: three and one-half percent (3.5%) of the statutory reserve on the portion of the policies reinsured hereunder as of the beginning of the accounting period for which this calculation is being made plus any actual state, county or parish premium taxes paid by the Company on the portion of the premiums reinsured hereunder.

                              ARTICLE IV
                           BENEFIT PAYMENTS

4.01 Liability and Payment. The Reinsurer will accept the decision of the Company on payment of a claim or surrender on a policy reinsured hereunder under the normal and customary claim adjudication procedures of the Company in effect at the time this Agreement became effective. The Reinsurer will pay its proportionate share of such claim or surrender in a lump sum to the Company without regard to the form of claim settlement of the Company for all Benefits actually paid by the Company for the then current accounting period. The term "Benefit" shall mean all payments by the Company to the policyholder for all claims arising from death, or surrender, on the portion of the policies reinsured hereunder.

4.02 Contested Claims. The Company will advise the Reinsurer of its intention to contest, compromise, or litigate a claim involving a policy reinsured hereunder. The Reinsurer will pay its share of the unusual expense of the contest (but in no event to include any extra-contractual damages, as defined in 12.02) in addition to its share of the claim itself, or it may choose not to participate. If the Reinsurer chooses not to participate it will discharge its liability by payment of the full amount of its liability on the portion of the policy reinsured to the Company.

                                ARTICLE V
                           MOD-CO AND CO RESERVES

5.01 Mod-Co Reserve. The modified coinsurance reserve shall at all times be an approximation for the amount of assets actually in the hands of the Company for paying future policyholder claims, or, when such amount of collected assets equals or exceeds the statutory reserve on the portion of the policies reinsured hereunder, the statutory reserve.

a) Initial Modified Coinsurance Reserve. For the purpose of this Agreement, the initial mod-co reserve held by the Company shall be defined as the gross statutory reserve on the portion of the policies reinsured hereunder, as of the Effective Date of this Agreement, multiplied by the initial mod-co percentage. The initial mod-co percentage shall be equal to: the statutory reserves as defined in 12.01 as of the effective date, less, the initial ceding commission as defined in 302(a) the result of which shall be divided by the statutory reserve as defined herein multiplied by 100.

b) Subsequent Modified Coinsurance Reserves. Subsequently, the modified coinsurance portion of this Agreement may increase (but never to more than the total statutory reserve on the portion of the policies reinsured hereunder) by the amount of the modified coinsurance portion of the increase in the statutory reserves plus the actual profit earned on the portion of the policies reinsured hereunder, after the Reinsurer has retained his portion of the profit, and may decrease due to the release of the modified coinsurance portion of the total statutory reserve on the portion of the policies reinsured hereunder. The mod-co percentage shall be determined as the greater of: (a) the mod-co percentage as of the beginning of such then current accounting period, OR, (b) the percentage derived by dividing the sum of: the amount of the mod-co reserve as of the beginning of such then current accounting period, plus, the reinsurance premium as defined in 3.01(b), plus the investment income consideration as defined in 3.01(d), less, benefits as defined in 4.01, less, the renewal commission allowance as defined in 3.02(d), less, the administration expense allowance as defined in 3.02(e), less, the Reinsurer's profit retention as defined in 6.03, less, the experience refund carryforward with interest as defined in 6.02(I). The numerical result of such sum shall then be divided by the gross statutory reserves on the portion of the policies reinsured hereunder as of the end of the same such then current accounting period multiplied by 100 to express the resulting decimal as the mod-co percentage (b) above. The numerical subsequent mod-co reserve as of the end of such accounting period shall be the whole number derived by multiplying the gross statutory reserves as of the end of such accounting period by the above derived mod-co percentage for such same accounting period.

5.02 Coinsurance Reserve. The coinsurance reserve shall be an amount equal to the product of the coinsurance percentage as calculated for the then current accounting period, multiplied by the gross statutory reserves as of the end of the then current accounting period on the portion of the policies reinsured hereunder. The coinsurance percentage shall be equal to 100% minus the mod-co percentage as defined in 5.01(b), above. The Company shall take a reserve credit, in accordance with applicable state statutes, for the portion hereunder of this Agreement that is on a coinsurance basis.

5.03 Letter of Credit. The Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit containing language substantially similar to the language contained in Schedule D hereto (with any changes to such language as may be required to obtain regulatory approval) issued by a bank acceptable to the Company, and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless sixty (60) days prior to any expiration date the issuing bank shall notify the Company by registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period, in which case Reinsurer shall deliver to the Company not less than 10 days prior to such expiration date an equivalent Letter of Credit issued by a bank acceptable to the Company and the insurance regulatory authorities having jurisdiction over the Company. The Reinsurer shall pay for all costs, fees and expenses associated with the procurement and maintenance of such Letter of Credit.

The Letter of Credit shall be in an amount at least equal to 102% of the Reinsurer's Coinsurance reserve.

At inception and at the end of each quarterly reporting period the Company shall prepare a specific statement of the Reinsurer's
Coinsurance reserve for the sole purpose of amending the Letter of Credit.

Within thirty (30) days after receipt of such a statement, the Reinsurer shall secure delivery to the Company of an amendment to the Letter of Credit to the amount equal to at least 102% of the Reinsurer's Coinsurance reserve.

Such Letter of Credit may be drawn upon at any time, notwithstanding any other provisions of this Agreement, but only to be utilized by the Company or its successors in interest for the following purposes:

a) to reimburse the Company for the Reinsurer's share of premiums returned to the owners of policies reinsured under the Agreement on account of cancellations of such policies;

b) to reimburse the Company for the Reinsurer's share of surrenders and benefits or losses paid by the Company under the terms and provisions of the policies reinsured under the Agreement;

c) in the event of nonrenewal of the Letter of Credit as provided above, to fund an account with the Company in an amount at least equal to the deduction, for reinsurance ceded, from the Company's liabilities for policies ceded under the Agreement (such amount shall include, but not be limited to, amounts for policy reserves, claims and losses incurred, and unearned premium reserves); and

d) to pay any other amounts due to the Company under the reinsurance agreement.

Any excess amount drawn beyond the amount needed to satisfy the above shall be promptly returned to the Reinsurer without diminution because of insolvency on the part of the Company or the Reinsurer.

                              ARTICLE VI
                           EXPERIENCE REFUND

6.01 Experience Refund. Once the Reinsurer has recovered its initial investment and its minimum return of investment as described below from the profits on the portion of the policies reinsured hereunder, if any, the Reinsurer is willing to share with the Company 50% of this Agreement's subsequent profit, if any, pertaining to each calendar quarter subsequent to the first quarter in which the modified coinsurance portion of this Agreement equals 100%. Such profits shall be computed in accordance with the formula as defined in 6.02, below. This agreement to share such subsequent profits with the Company in no way shall obligate the Company to share in any subsequent losses. All losses on the portion of the policies reinsured hereunder have been since the effective date of this Agreement, and shall be, for the duration of this Agreement, the sole responsibility of the Reinsurer.

6.02 Formula. Should the operation of the formula below result in a positive amount, such amount shall be the experience refund, subject to the provisions of 6.01, above. Should the operation of the formula below result in a negative amount, such amount shall be the experience carryforward. The experience calculation for any quarter shall be calculated in accordance with the following formula:

a)  the reinsurance premium as defined in 3.01(b); plus

b) the decrease in the modified coinsurance reserve as defined in 3.01(c); plus

c)  the investment income consideration as defined in 3.01(d); less

d)  the benefits as defined in 4.01; less

e)  the renewal commission allowance as defined in 3.02(d); less

f)  the administration expense allowance as defined in 3.02(e); less

g) the increase in the modified coinsurance reserve as defined in 3.02(c); less

h)  the Reinsurer's minimum profit retention as defined in 6.03; less

i) the absolute value (the positive value) of the experience carryforward from the immediately preceding quarter; less

j) one quarter's interest on i) above at a rate of the gross investment yield on the segregated asset account for the corresponding quarter.

6.03  Reinsurer's Minimum Profit Retention.  The Reinsurer's minimum
profit retention, shall be equal to   Sixty-Nine basis points (0.69%)
of the coinsurance reserve established in accordance with 5.03, at the Effective Date and at precise quarterly intervals thereafter. This amount represents the minimum return on investment to which the Reinsurer is entitled as a result of granting the initial ceding commission. This profit retention is solely predicated on a profit materializing on the portion of the policies reinsured hereunder.

6.04 Intent. Except as set forth in 6.01 of this Agreement, the Reinsurer has no responsibility to provide the Company with any experience refund whatsoever. All of the profits on the portion of the policies reinsured hereunder are for the duration of this Agreement the sole property of the Reinsurer by virtue of having paid the initial ceding commission to the Company as of the effective date of this Agreement. Therefore, the manner in which such experience refund is calculated, if at all, can have no possible bearing on the risk transfers to the Reinsurer. Furthermore, it is not the intent of
6.03 above, and no interpretation should be construed to have the effect of guarantying in any way the Reinsurer a profit should the portion of the policies reinsured hereunder result in a Statutory loss. The mechanics of this Agreement, in conjunction with 6.03, will only allow the Reinsurer to retain any profit should the underlying policies result in the realization of a statutory profit. The statutory profit realized on the portion of the policies reinsured hereunder in excess of the Reinsurer's minimum profit retention are first applied to convert the coinsurance portion of this treaty to modified coinsurance as provided in 5.01(b) and, should the modified coinsurance portion equal 100%, the remaining profit, if any, is split 50/50 as provided in 6.01 of this Agreement.

                               ARTICLE VII
                      ACCOUNTING AND SETTLEMENTS

7.01 Quarterly Accounting Reports. This Agreement shall be on a quarterly accounting period for all reports and settlements described herein. Accounting reports shall be submitted to the Reinsurer by the Company not later than twenty (20) calendar days after the end of each calendar quarter. Such reports shall include information on the amount of reinsurance premium, commission and expense allowances, benefits, modified coinsurance and coinsurance reserves, and gross statutory reserve, for the then current calendar quarter. Whenever the term "the then current accounting period" is used herein it shall mean the calendar quarter for which the reports contained herein are being prepared and not the calendar quarter in which the actual preparation of the report occurs. Whenever the term "beginning or opening" accounting period is used herein it shall be the 1st day of such then current accounting period or, for the first accounting period, the effective date of this Agreement. Furthermore, opening or beginning reserves shall mean the reserve as of the end of the immediately preceding calendar quarter. Whenever, the term "ending or closing" accounting period is used herein it shall mean the last day of the then current calendar quarter or, in the event of the final quarter, the date of expiration of this Agreement.

7.02 Quarterly Cash Flow Settlements. Quarterly cash flow settlements shall be determined on a net basis as of the last day of each calendar quarter and shall be due and payable as of such date. The quarterly accounting settlement shall be an amount equal to:

a) the reinsurance premium as defined in 3.01(b), plus,

b) any decrease in the mod-co reserve as defined in 3.01(c), plus,

c) the investment income consideration as defined in 3.01(d), less

d) any increase in the mod-co reserve as defined in 3.02(c), less

e) the renewal commission as defined in 3.02(d), less

f) the administration expense allowance as defined in 3.02(e), less,

g) benefits as defined in 4.02, less,

h) any experience refund payable as defined in 6.01.

Should the above calculation result in a positive cash flow, such net amount is due and payable to the Reinsurer. Should the above calculation result in a negative cash flow, such net amount is due and payable to the Company. All payments shall be considered timely if such payment is received within thirty (30) calendar days after the close of the then current accounting period.

7.03 Estimates and Delays. If the amounts cannot be determined at such dates, as defined in 7.02 above, on an exact basis, such payments will be paid in accordance with a mutually acceptable formula which will approximate the actual payments. Should there be a delay in a due payment, there will be an interest penalty, at the interest rate of ten percent (10% ) per annum, for the period that the amount is overdue.

7.04 Annual Accounting Reports. The Company shall provide the Reinsurer Annual Accounting Reports providing: Exhibit 8 by reserve basis, Analysis of Increase in Reserves, Exhibit of Life Insurance, and Schedule S of the NAIC Convention Blank for the contracts reinsured hereunder within thirty (30) calendar days after the end of the calendar year for which such report is being prepared.

7.05 Offset of Payments. All moneys due either the Company or the Reinsurer under this Agreement shall be offset against each other, dollar for dollar, regardless of any insolvency of either party, or the appointment of any conservator, liquidator, receiver, statutory successor of the Company, or other such entity.

                               ARTICLE VIII
                  RECAPTURE AND TERMINATION SETTLEMENTS

8.01 Special Accounting and Settlement. In the event that the reinsurance under this Agreement is prematurely recaptured or terminated, as provided for herein or if by other mutual agreement of the parties, other than due to the natural expiration of this Agreement due to settlement of the last remaining policyholder's benefit, a special accounting and settlement shall take place.

8.02 Special Accounting Date. The special accounting date shall be the effective date of recapture or termination pursuant to any notice of recapture or termination given under this Agreement or such other date as shall be mutually agreed to in writing.

8.03 Special Accounting Report. The Company shall provide the Reinsurer a special accounting report providing all of the information contained in the quarterly accounting report as defined in 7.01 and the annual accounting report as defined in 7.04, except that for all reports the close of such accounting period shall be the special accounting date as defined in 8.02 above.

8.04 Special Cash Flow Settlement. The special cash flow settlement shall consist of:

a) the customary cash flow settlement as provided for in 7.02, except that (1) the Reinsurer's minimum profit retention as provided for in 6.03 will be excluded from any calculations and (2) all amounts will be calculated as of the instant in time immediately before this Agreement expires. For example, the ending mod-co reserve for purposes of this specific paragraph 8.04(a) would be a numerical value and not the value zero which it will be immediately upon the expiration of this Agreement; and

b) payment by the Company to the Reinsurer of an amount equal to the mod-co reserves on the portion of the policies reinsured hereunder as of the instant in time immediately before the expiration of this Agreement This payment is the reversal of the initial mod-co adjustment, returning the Reinsurer's assets for the mod-co portion of the reserves. It is the intent of the parties that under no circumstance should this payment not be fully and completely offset by the payment as set forth in paragraph 8.04(c) below and that the only reason for making such offsetting payments is to demonstrate the full release of liability from one another; and

c) payment by the Reinsurer to the Company of a final mod-co reserve adjustment equal to the mod-co reserves on the portion of the policies reinsured hereunder as of immediately before expiration of this Agreement only if the Reinsurer has received full credit for the payment called for in paragraph 8.04(b) above; and

d) payment by the Company (only upon voluntary recapture by the Company as provided for in 2.03 or termination by the Reinsurer solely for non-payment of premiums as specifically provided for in 2.04) of an amount equal to the negative experience refund as determined in accordance with paragraph 6.01; and

e) if only a portion of the policies are recaptured as described in
   Article II, then the settlement described above shall be with respect to only those policies or percentage of policies recaptured.

Should the above calculation result in a positive cash flow, such net amount is due and payable to the Reinsurer. Should the above calculation result in a negative cash flow, such net amount is due and payable to the Company. All payments shall be considered timely if such payment is received within 30 days after the date as defined in 8.02.

                              ARTICLE IX
                              ARBITRATION

9.01 Agreement. All disputes and differences between the Company and the Reinsurer on which an agreement cannot be reached will be decided by arbitration, regardless of the insolvency of either party, unless the conservator, receiver, liquidator, or statutory successor is specifically exempted from an arbitration proceeding by applicable state law. Either party may initiate arbitration by providing written notification to the other party. Such written notice shall contain a brief statement of the issue(s), the failure on behalf of the parties to reach amicable agreement and the date of demand for arbitration. The arbitrators will regard this Agreement from the standpoint of practical business and equitable principles rather than that of strict law. The arbitrators shall be solely responsible for determining what shall be considered and what procedure they deem appropriate and necessary in the gathering of such facts or data to decide such dispute. Both parties agree that the decision of the arbitrators is final and binding and that no appeal shall be made from that decision. Should either party fail to comply with the decision of the arbitrators, the other party shall have the right to seek and receive the assistance of an appropriate court to enforce the decision of the arbitrators. The costs of the arbitration are to be borne equally by both parties unless the arbitrators decide otherwise.

9.02 Method. Three arbitrators will decide any differences. They must be, or have been, officers of life insurance companies other than the two parties to this Agreement or any company owned by, or affiliated with, either party. One of the arbitrators is to be appointed by the Company, another by the Reinsurer, and they shall select a third before arbitration begins. Should one party fail to comply with the notice to arbitrate and fail to select an arbitrator, the other party shall have the right to appoint such arbitrator on their behalf. The appointments shall be made in the following manner: the Company and the Reinsurer shall each present an initial list of five prospective arbitrators to the other party within 25 days of the mailing of the notification initiating the arbitration. The Company and the Reinsurer shall select one arbitrator each from the list supplied by the other party. Should the selected arbitrator decline to serve, another name shall be selected from the respective list.
The party who initiated the list will submit as many additional names as necessary so that at all times there will be a pool of five names from which the other party may make its selection. The two arbitrators, once selected, shall then select the third arbitrator from the remaining eight names on the two lists. Should the two arbitrators be unable to agree on a choice for the third arbitrator the remaining eight names shall be placed in a pool and the final arbitrator shall be drawn at random from such pool. If the prospective arbitrator so chosen shall decline to serve as the third arbitrator, another prospective arbitrator shall be randomly selected until the original pool is exhausted. The parties shall continue to replace the pool with an additional eight names until an arbitrator is found.

                               ARTICLE X
                              INSOLVENCY

10.01 Payment of Benefits Under an Insolvency. The portion of any benefit as defined in 4.01 and assumed by the Reinsurer, when such portion is ascertained, shall be payable on demand of the Company, at the same time as the Company shall pay its net retained portion of such benefit, with reasonable provision for verification before payment, and the reinsurance shall be payable by the Reinsurer, on the basis of the liability of the Company under the Policies reinsured without increase or diminution because of the insolvency of the Company. In the event of the insolvency and the appointment of a conservator, liquidator, receiver or statutory successor of the Company, such portion shall be payable to such conservator, liquidator, receiver or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of policyholder benefits allowed against the Company by any court of competent jurisdiction or by any conservator, liquidator, receiver or statutory successor of the Company to allow such policyholder benefits, without increase or diminution because of such insolvency or because such conservator, liquidator, receiver or statutory successor has failed to pay all or a portion of any policyholder benefits due such policyholders reinsured hereunder.

10.02  Required Notice of and Defense Against Policyholder Benefit
Claims.   The conservator, liquidator, receiver or statutory successor of the Company shall give the Reinsurer written notice of the pendency of a claim for a policyholder benefit against the Company on any Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the Company's name (or in the name of the Company's conservator, liquidator, receiver or statutory successor), in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Company or its conservator, liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as a part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

10.03 Intent. The operation of this Article is to assure that should the Company's conservator, liquidator, receiver, or statutory successor be unable to make full payment of a policyholder benefit as described in 4.01, to any policyholder reinsured hereunder, due to lack of adequate funds, or failure on the part of Company's conservator, liquidator, receiver or statutory successor, this will in no way reduce or otherwise abrogate the amount of policyholder benefit payable by the Reinsurer. Furthermore, it is intended to provide for a methodology for the Reinsurer to assist the Company in ascertaining or defending policyholders claims of or against the Company's estate, which does not create a direct relationship to the policyholder so as to remain in conformity with the preamble to this Agreement. It is the intent of this Agreement that the operation of this Article is not to render this Agreement non-executory during any rehabilitation or liquidation, as may be ordered by any court of competent jurisdiction, due to the insolvency of the Company. It is not the intent of this Article to limit, reduce or otherwise abrogate the responsibilities, duties, or obligations of the parties contained within the corpus of this Agreement. For example, the Reinsurer would remain liable to the Company for the other non-benefit payments contained herein and similarly the Company would remain liable for the payment of premiums or other considerations contained herein and it is only the net payment as described in 7.02, taking full account of the offset provision of 7.05, that shall be ultimately payable. It is further understood that should a dispute arise as to any of the liabilities or operation of any provision contained herein, not specifically reserved by this Article or applicable state law shall be subject to the normal and customary arbitration provisions as described in 9.01.

                                 ARTICLE XI
                        REPRESENTATIONS AND WARRANTS

11.01 Representations of the Company. The Company represents and warrants as follows:

a) it is a corporation duly organized, existing and in good standing under the laws of the State of Texas; and

b) it is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement; and

c) it has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement; and

d) no person under its control shall commit any action that would violate any state law or regulation, in those jurisdictions covered hereunder, governing administration or servicing of insurance as defined thereunder; and

e) it has obtained any and all regulatory approvals as may be required for the Company to cede the Policies covered hereunder and to assure whatever reserve credits it may wish to take for such cession; and

f) it has provided certain data, both oral and written, as part of the Reinsurer's due diligence process and that such data is complete and accurately describes the current financial condition of the Company and the policies eligible for reinsurance hereunder.

11.02 Representations and Warrants of the Reinsurer. The Reinsurer represents and warrants as follows:

a) it is a corporation duly organized, existing and in good standing under the laws of the Republic of Ireland; and

b) it is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement; and

c) it has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement; and

d) it has obtained any and all regulatory approvals as may be required for the Reinsurer to provide the reinsurance covered hereunder.

11.03  Covenants.  The Reinsurer and the Company agree as follows:

a) to indemnify, defend, and hold harmless the other, its directors, officers, employees and agents from any and all claims, actions, suits, judgments, damages (including punitive or exemplary damages), fines and other proceedings, whether civil, criminal (only to the extent permitted by law or public policy), administrative, investigative or otherwise, together with all costs, expenses and other amounts, including attorney's fees, arising or alleged to have arisen out of any act, error or omission related to or resulting from the performance of the duties, obligations or responsibilities of the other party, its directors, officers, employees and agents, under this Agreement; and

b) the Reinsurer shall have no obligation arising out of any breach of any duty on the part of the Company to any insured covered hereunder. The Company shall remain solely liable for all fines, penalties or other assessments imposed against the Reinsurer by any Insurance Department or other governmental entity for any conduct of the Company, its employees or authorized representatives, which was not expressly authorized, in writing, by the Reinsurer; and

c) any and all materials, information, proposals, studies or other documents relative to this Agreement are confidential and proprietary. Neither party shall disclose, directly or indirectly, any information obtained from the other party, relative to this Agreement, to any third party without the express written consent of the other unless applicable statute, law or regulation requires such disclosure; and

d) that no other agreements other than those contained herein or incorporated herein by specific reference and attachment herewith exist between the parties.

11.04 Policy Conservation. The Company warrants that it will take no unauthorized action that would encourage the policyholders covered under this Agreement to surrender, reduce or otherwise terminate their existing coverages either through direct or indirect acts, including but not limited to, a plan of internal replacement.

11.05 Costs Payable. Each of the parties hereto agrees to pay all costs incurred by it for actuarial, legal and other services received or utilized in connection herewith.

                                ARTICLE XII
                             GENERAL PROVISIONS

12.01 Statutory Reserves. The term "statutory reserve(s)" or "gross statutory reserve(s)," whenever used for the purpose of this Agreement, shall mean the total reserves that would have been required under Texas regulation and in accordance with accepted actuarial industry practice on the portion of the policies reinsured hereunder had this Agreement not have been placed in effect.

12.02 Extra-contractual Damages. The Reinsurer does not indemnify and shall not be liable for any extra-contractual damages or liability of any kind whatsoever of the Company's resulting from, but not limited to: negligent, reckless or intentional wrongs; fraud;
oppression; bad faith; or strict liability.

12.03 Misunderstandings and Oversights. If any failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred.

12.04 Reinstatements. If a policy reinsured hereunder that was reduced, terminated, or lapsed, is reinstated, the reinsurance for such policy under this Agreement will be reinstated automatically to the amount that would have been in force if the policy had not been reduced, terminated, or lapsed.

12.05 Facility of Reinsurance. The Company and the Reinsurer hereby acknowledge and agree that this cession of the portion of the policies reinsured hereunder will not alter certain third party reinsurance agreements that may already be in effect on such policies reinsured hereunder. Experience refunds paid to the Company as part of any other reinsurance agreement in force on the portion of the policies reinsured hereunder while this Agreement is in effect shall be paid to the Reinsurer as part of the settlements hereunder as an extraordinary write-in item. Furthermore, the Company shall not enter into any other reinsurance agreements that would cover the policies reinsured hereunder including any portion of those policies even if not reinsured hereunder, without the express written approval of the Reinsurer. The Reinsurer will not unreasonably withhold its approval as contemplated within this paragraph.

12.06 Policy Administration. The Company shall administer the portion of the policies reinsured hereunder and shall perform all accounting for such policies.

12.07 Policy Changes. Should the Company make any material changes after the Effective Date of this Agreement in the provisions and conditions of the policies reinsured hereunder, the Company shall, within a reasonable time, inform the Reinsurer of such change. There shall then be a corresponding change in the related reinsurance and appropriate cash adjustments shall be made consistent with the changed rules of the Company.

12.08 Audit. The Company or the Reinsurer, their respective employees or authorized representatives may audit, inspect and examine, during regular business hours, at the home office of the Company or the Reinsurer, provided that twenty-four (24) hour advance notice has been given to the other party, any and all books, records, statements, correspondence, reports, trust accounts and their related documents or other documents that relate to the policies covered hereunder. The audited party agrees to provide a reasonable work space for such audit, inspection or examination and to cooperate fully and to faithfully disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators, or examiners. The expense of the respective party's employee(s) or authorized representative(s) engaged in such activities shall be borne solely by such party.

12.09 Integration. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement, including the Schedules attached hereto, contains the sole and entire agreement between the parties with respect to the subject matter hereof.

12.10 Law and Venue. This Agreement has been finally executed in the State of Texas and is subject to and is to be interpreted in accordance with the laws of the State of Texas except that it is agreed that the provisions of Article IX, Arbitration, shall be governed by the American Arbitration Association.

12.11 Non-waiver. No forbearance on the part of either party to insist upon compliance by the other party with the terms of this Agreement shall be construed as, or constitute a waiver of, any of the terms of this Agreement.

12.12 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.13 Severability. In the event that any provision or term of this Agreement shall be held by any court to be illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect, except if the provision or term held to be illegal or unenforceable is also held to be a material part of this Agreement such that the party in whose favor the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the party in whose favor the material term or provision was stipulated shall have the right, upon such holding, to terminate this Agreement

12.14 Amendments. This Agreement shall be amended only by mutual consent and written agreement of the parties.

12.15 Schedules and Paragraph Headings. Schedules attached hereto are made a part of this Agreement. Paragraph headings are provided for reference purposes only and are not made a part of this Agreement.

12.16 Financial Reports. The Company agrees to furnish the Reinsurer with the Company's NAIC Convention Blank Statements, as required by the Company's state laws within 15 days after such reports are due to be filed with that state.

12.17 Survival. The representations, warrants, covenants and agreements respectively required to be made by the Company and the Reinsurer in this Agreement shall survive the recapture, termination or expiration of this Agreement.

12.18 Service of Suit. It is agreed that in the event of the failure of the Reinsurer to pay any amount claimed to be due under this Agreement, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States of America and will comply with all requirements necessary to give such court jurisdiction, and all matters arising hereunder shall be determined in accordance with the law and practice of such court. Nothing in this clause constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Service of process in any such suit may be made upon any then duly elected officer of the Reinsurer at the address specified in Schedule B (agent for service of process). In any suit instituted against the Reinsurer upon this Agreement, the Reinsurer will abide by the final decision of such court or of any appellate court in the event of an appeal. The agent for service of process is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or, upon the request of the Company, to give a written undertaking to the Company that the agent for service of process will enter a general appearance on behalf of the Reinsurer in the event that such a suit shall be instituted.

12.19 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered personally or mailed, by certified mail, return receipt requested, first class postage, prepaid, to the addresses and to the attention of the parties described in Schedule B attached hereto. Any document delivered via facsimile transmission, including any signatures contained therein, shall be treated as the original for all purposes.

12.20 Currency. All monetary amounts referred to in this Agreement, including all payments called for by this Agreement, shall be in United States dollars.

                                ARTICLE XIII
                        EXECUTION AND EFFECTIVE DATE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate, with an Effective Date of March 31, 2001.

TEXAS IMPERIAL LIFE INSURANCE COMPANY

By:     ----------------------------
Title:  ----------------------------
Date:   ----------------------------
						Attest:  -------------------------------
						Title:   -------------------------------
						Date:    -------------------------------

HANNOVER LIFE REASSURANCE (IRELAND) LIMITED

By:     ----------------------------
Title:  ----------------------------
Date:   ----------------------------
						Attest:  -------------------------------
						Title:   -------------------------------
						Date:    -------------------------------


                                SCHEDULE A
                     POLICIES AND RISKS REINSURED

Under this Agreement, the Reinsurer reinsures a 100% quota share of the risks on the blocks of insurance policies issued by the Company and described below:

All policies assumed by Texas Imperial Life Insurance Company from Family Life Insurance Company of Texas.

All policies assumed by Texas Imperial Life Insurance Company from Oakley-Metcalf Insurance Company.

All policies assumed by Texas Imperial Life Insurance Company from Trans-Western Life Insurance Company.

                                SCHEDULE B
                                 NOTICES

B.01  IF TO THE COMPANY:

Mr. John D. Cornett
President
Texas Imperial Life Insurance Company
10555 Richmond Ave., 2nd Floor
Houston, TX 77042

B.02  IF TO THE REINSURER:

	Mr. Colin P. Rainier
	Managing Director
	Hannover Life Reassurance (Ireland) Limited
	4 Custom House Plaza
	IFSC
	Dublin 1
	Ireland


                              SCHEDULE C
                   SEGREGATED ASSET AGREEMENT

C.0l Purpose. The Company and the Reinsurer agree that assets in the amount of the modified coinsurance reserve as defined in Article V shall be housed in a segregated asset account established by the Company for the purpose of determining the Net Investment Income as defined in 3.01(d).

C.02 Admissible Assets. The assets used to maintain this segregated asset account shall consist of cash, certificates of deposit issued by any national or state chartered bank or savings and loan association and/or securities, in which the laws of the Company's state of domicile authorizes domestic insurers to invest. All securities and assets held in the segregated asset account shall be of the type specified in the Texas Insurance Code specifying admissible investments for a life insurance company or any successor section thereto. All such securities shall:

a) have an NAIC Security Valuation Office (SVO) rating of Class l or Class 2; and

b) have a current SVO fair market value; and

c) be readily tradable through an established exchange; and

d) be issued by parties unrelated or unaffiliated with the parties to this Agreement; and

3) not have been subject to, or assigned from, any trust fund or trust agreement

C.03 Determination of the Segregated Asset Account Balance. As of the effective date of this Agreement the initial account balance shall be equal to the initial modified coinsurance reserve as defined in 5.01(a). Subsequently as of the end of every accounting period thereafter, the account balance shall be equal to the modified coinsurance reserve as of the end of such then current accounting period as defined in 5.01(b).

C.04 Management of Account Assets. The Reinsurer agrees to allow the Company to provide for the management of such assets either directly by the Company or its duly appointed third party asset manager. The Reinsurer further agrees to allow the Company to take whatever actions are necessary with the depository bank to allow for such asset management as describe herein. The Company, or its designated investment advisor, may from time to time substitute or exchange assets contained within this Account provided such assets so substituted or exchanged are admissible assets as defined herein. The Reinsurer reserves the right to challenge any so substituted or exchanged assets within five (5) working days such asset first appeared in such Account Should the Reinsurer elect to so challenge any such asset the Company agrees to replace such asset with an admissible asset acceptable to the Reinsurer, which acceptance shall not be unreasonably withheld.

C.05 Additions to or Withdrawals from the Account. Should the statutory financial statement value of the assets contained within the Account, as of the end of any accounting period, exceed the amount required by C.03, above, the Company shall be allowed to withdraw such excess assets. The specific assets to be released shall be those assets as designated by the Company and the Company shall make such designation no later than ten (10) working days after the close of such Statement accounting period for which this comparison is being made. Should the statutory financial statement value of the assets contained within the Account, as of the end of any accounting period, be less than the amount required by C.03, above, the Company shall deposit cash or its equivalent into this Account in an amount equal to such deficiency within twelve (12) working days after the close of such month for which this comparison is being made.

C.06  Calculation of Net Investment Income.  For purposes of this
Agreement the term Net Investment Income whenever used shall mean the result of the following calculation as of the end of the then current accounting period for which such calculation is required:

a) the amount of gross investment income earned on the segregated asset account during the month calculated in a manner consistent with the calculation of such amounts in Column 7, of Exhibit 2 of the Company's NAIC convention blank (2000 format); plus

b) any realized capital gains on such assets or (less) any realized capital losses on such assets for such then current accounting period; less

c) the investment expenses as calculated for Exhibit 2, lines 10 and 11 of the Company's NAIC Convention Blank (2000 format)on such assets; plus

d) the amount of investment income paid to the policyholders by the Company on the outstanding policy loans on the policies, if any.

                                SCHEDULE D
                       LETTER OF CREDIT LANGUAGE

IRREVOCABLE LETTER OF CREDIT

IN FAVOR OF:
Texas Imperial Life Insurance Company
Attn:  Mr. John D. Cornett, President
10555 Richmond Avenue, 2nd Floor
Houston, TX 77042

FOR ACCOUNT OF:

AMOUNT:

CREDIT NUMBER:


Gentlemen:

We have established this clean Irrevocable Letter of Credit in your favor for drawings up to U.S. ---------Dollars ($--------) effective ----------------------. This Letter of Credit issued, presentable, and payable at our office at ------------ and expires with our close of business on---------------. Except when the amount of the Letter of Credit is increased, this Credit cannot be modified or revoked without your consent.

We hereby undertake to promptly honor your sight draft(s) drawn on us, indicating our Credit No. -----, for all or any part of this credit if presented at our office at --------------- on or before the expiry date or any automatically extended date.

The term "Beneficiary" includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, receiver, conservator or supervisor. Drawings by any liquidator, receiver, conservator or supervisor shall be for the benefit of all of the Beneficiary's policyholders.

The Letter of Credit expires on -----------_, but automatically will extend for an additional one-year period unless the Beneficiary has received by registered mail/courier, notification of our intention not to renew at least thirty (30) days prior to the original expiry date and each subsequent expiry date.

Except as stated herein, this undertaking is not subject to any conditions or qualification. This obligation of the Bank under this Letter of Credit shall be the individual obligation of the Bank, in no way contingent upon reimbursement with respect thereto.

This Letter of Credit is subject to the "Uniform Customs and Practices for Documentary Credits" (1993 Revision) fixed by the International Chamber of Commerce Publication No. 500. Notwithstanding Article 17 of said Publication, in the event that one or more of the occurrences specified in Article 17 of said Publication occurs, then the Bank hereby specifically agrees that this Letter of Credit shall be extended so as not to expire during such interruption of business.

We hereby engage with you that drafts drawn under and in compliance with the terms of the credit will be duly honored upon presentation and delivery of the documents as specified.

The original of this Letter of Credit must be presented with any drawing.